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AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 12, 2003

AMENDMENT NO. 2 TO REGISTRATION STATEMENT NO. 333-108004

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Science Applications International Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	8711 (Primary Standard Industrial Classification Code Number)	95-3630868 (I.R.S. Employer Identification Number)
10260 Campus Point Drive San Diego, California 92121 (858) 826-6000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Douglas E. Scott, Esq.
Senior Vice President, General Counsel and Secretary
Science Applications International Corporation
10260 Campus Point Drive
San Diego, California 92121
(858) 826-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

copies to:

Valerie Ford Jacob
Andrew P. Varney
Fried, Frank, Harris, Shriver & Jacobson
One New York Plaza
New York, NY 10004-1980
(212) 859-8000

Approximate date of commencement of proposed sales to the public:
As soon as possible after this Registration Statement becomes effective.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If any of the securities being registered in this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated November 12, 2003.

Prospectus

$300,000,000

Science Applications International Corporation

Offer to exchange all of our outstanding
$300,000,000 5 1/2% Notes due 2033

FOR

$300,000,000 5 1/2% Notes due 2033
Registered under the Securities Act of 1933

        We are offering to exchange up to $300,000,000 of our 5 1/2% notes due 2033 (the "new notes") which will be registered under the Securities Act of 1933, as amended, for up to $300,000,000 of our issued and outstanding 5 1/2% notes due 2033 (the "old notes"). We are offering to issue the new notes to satisfy our obligations contained in the registration rights agreement we entered into when the old notes were sold in transactions in reliance on Rule 144A under the Securities Act.

        The terms of the new notes are identical in all material respects to the terms of the old notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the old notes do not apply to the new notes. The new notes will not be listed on any securities exchange.

        We will exchange all outstanding notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer. The exchange offer and withdrawal rights will expire at 5:00 p.m., New York City time, on            , 2003 unless extended.

        You should carefully review the risk factors on page 9 of this prospectus.

        Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the new notes or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                        , 2003

        This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge to security holders upon written or oral request to Science Applications International Corporation, 10260 Campus Point Drive, San Diego, California 92121, Attention: Corporate Secretary, telephone number (858) 826-6000. To obtain timely delivery, security holders must request the information no later than                        , 2003.

        In this prospectus, reference to the terms "SAIC," "we," "our" or "us" refers to Science Applications International Corporation and its subsidiaries, unless the context otherwise requires. However, for purposes of the section entitled "Description of New Notes," whenever we refer to "SAIC" or "us," or use the terms "we" or "our," we are referring only to SAIC and not to any of our subsidiaries.

        We are a Delaware corporation. Our principal executive offices are located at 10260 Campus Point Drive, San Diego, California 92121, and our telephone number at that address is (858) 826-6000. Our website is located at www.saic.com. The information on our website is not part of this prospectus.

NOTICE TO NEW HAMPSHIRE RESIDENTS

        NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE UNIFORM SECURITIES ACT ("RSA 421-B") WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that may be important to you. We urge you to read this entire prospectus carefully, including the "Risk Factors" section in our FY03 10-K and our financial statements and related notes that have been incorporated by reference in this prospectus and that we have filed with the SEC, before making an investment decision.

SAIC

        We provide diversified professional and technical services involving the application of scientific, engineering and management expertise to solve complex technical problems for government and commercial customers in the U.S. and abroad. These services frequently involve computer and systems technology.

The Exchange Offer

        On June 19, 2003, we completed the private offering of the old notes. In connection with that offering, we entered into a registration rights agreement with the initial purchasers in the private offering. In that agreement, we agreed to deliver to you this prospectus, and we agreed to complete the exchange offer by January 15, 2004. You are entitled to exchange in the exchange offer your old notes for new notes which have identical terms in all material respects with the old notes which you tender except that:

  —
  the new notes have been registered under the Securities Act and are freely tradeable; and

  —
  the special interest which would be payable on the old notes in specified circumstances relating to our failure to timely commence and complete this exchange offer is no longer applicable.

        The following section summarizes the terms of the exchange offer:

The Exchange Offer
We are offering to issue the new notes in exchange for a like principal amount of outstanding old notes that we issued on June 19, 2003. The new notes will be issued under the same indenture as the old notes. We are conducting this exchange offer to satisfy our obligations contained in the registration rights agreement we entered into when we sold the old notes in transactions pursuant to Rule 144A under the Securities Act. The old notes were subject to transfer restrictions that will not apply to the new notes so long as you are acquiring the new notes in the ordinary course of your business, you are not participating in a distribution of the new notes and you are not an affiliate of ours.
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2003 unless it is extended.
Tenders
To tender your old notes you must follow the detailed procedures described under the heading "The Exchange Offer—Procedures for Tendering" including special procedures for certain beneficial owners and broker-dealers. If you decide to exchange your old notes for new notes, you must acknowledge that you do not intend to engage in and have no arrangement with any person to participate in a distribution of the new notes.

Withdrawal	If you decide to tender your old notes pursuant to the exchange offer, you may withdraw them at any time prior to 5:00 p.m., New York City time, on the expiration date.
No Cash Proceeds	We will not receive any cash proceeds from the issuance of the new notes.
U.S. Federal Income Tax Consequences	Your exchange of old notes for new notes in the exchange offer will not be a taxable event for United States federal income tax purposes.
Exchange Agent	JPMorgan Chase Bank is the exchange agent for the exchange offer.
Failure to Exchange Your Old Notes
If you fail to exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to transfer restrictions and you will not have any further rights under the registration rights agreement, including any right to require us to register your old notes or to pay any additional interest.
Accounting Treatment
The new notes will be recorded in our accounting records at the same carrying value as the outstanding old notes on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. We will amortize the expenses of the exchange offer over the term of the exchange notes.

The New Notes

Issuer	Science Applications International Corporation.
Notes Offered	Up to $300,000,000 aggregate principal amount of our new 5 1/2% Notes due 2033.
Maturity	The new notes will mature on July 1, 2033.
Interest Rate	5 1/2% per year from the most recent date to which interest has been paid on the old notes or, if no interest has been paid, from June 19, 2003.
Interest Payment Dates	January 1st and July 1st, beginning January 1, 2004.

Optional Redemption
We may redeem some or all of the new notes at any time, at our option, at a redemption price equal to the greater of (1) 100% of the aggregate principal amount of the notes being redeemed, plus accrued and unpaid interest to the date of redemption or (2) the sum of the remaining scheduled payments of principal and interest in respect of the notes being redeemed (not including any portion of the payments of interest accrued as of the date of redemption) discounted to its present value, on a semi-annual basis, at the treasury rate plus 25 basis points, plus accrued and unpaid interest to the date of redemption. See "Description of New Notes-Optional Redemption."
Ranking
The new notes will be senior unsecured debt and will rank equally with all of our existing and future senior unsecured debt. The new notes will effectively rank junior to all of our secured debt with respect to the value of our assets securing that debt and to all of the existing and future liabilities, including trade payables, of our subsidiaries.
As of July 31, 2003:
•	We had approximately $2.8 million of secured liabilities, including approximately $619,000 of debt, all of which would have effectively ranked senior to the new notes;
•	We had approximately $2.4 billion of liabilities, including approximately $891 million of debt, which would have effectively ranked equal to the new notes; and
•	Our subsidiaries had liabilities of approximately $272 million, including approximately $28 million of debt, all of which would have effectively ranked senior to the new notes.

There are no limitations on our ability to incur debt except as described in our credit facilities and indenture. Our credit facilities require us to maintain a minimum interest coverage ratio and not to exceed a maximum ratio of consolidated funded debt to EBITDA, and restrict some of our activities, including our ability to create liens. See "Description of Certain Indebtedness." Our indenture restricts our ability to incur liens and enter into sale and leaseback transactions. See "Description of New Notes—Restrictive Covenants."
Form of the New Notes
The new notes will be issued in the form of one or more global securities which will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., DTC's nominee. Beneficial interests in the global securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC.

Governing Law	The indenture is, and the new notes will be, governed by New York law.
Further Issues
We may from time to time, without notice to or the consent of the holders of the notes, create and issue further notes ranking equally and ratably with the notes. Such further notes may be issued under the indenture relating to the notes offered hereby, and may vote with the notes offered hereby as provided in the indenture.
No Public Market
The new notes will be new issues of securities for which there is no established market. Accordingly, there can be no assurance that a market for the new notes will develop or as to the liquidity of any market that may develop. The initial purchasers have advised us that they currently intend to make a market. However, they are not obligated to do so and any market making with respect to the notes may be discontinued without notice.

Summary Selected Financial Information

        The selected historical financial information set forth below should be read in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference into this prospectus. The selected historical financial information set forth below as of and for the six months ended July 31, 2003 and 2002 has been derived from our unaudited interim financial statements incorporated by reference into this prospectus which financial statements, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited interim periods. Interim operating results and balance sheet information are not necessarily indicative of the operating results or financial condition that may be expected for the full year.

	Six months ended		Year ended January 31(1)
	July 31, 2003	July 31, 2002(1)	2003	2002	2001	2000	1999
	(Amounts in thousands, except per share data)
Revenues	$3,162,678	$2,820,621	$5,902,670	$5,771,020	$5,604,985	$5,205,351	$4,433,923
Cost of revenues	2,623,064	2,293,919	4,814,876	4,611,186	4,389,434	4,057,842	3,499,093
Selling, general and administrative expenses	288,316	293,444	580,504	734,697	823,693	793,306	647,086
Impairment of goodwill and intangible assets	7,022	9,007	12,908	3,100	7,743	50,518	13,378
Gain on sale of business units, net, and subsidiary common stock (2)		(3,383)	(5,051)	(9,784)	(120,507)	(728,572)	(3,198)

Operating income	244,276	227,634	499,433	431,821	504,622	1,032,257	277,564
Net (loss) gain on marketable securities and other investments, including impairment losses (3)	(15,207)	(125,658)	(134,010)	(455,752)	2,656,433	2,498
Interest income	30,091	16,494	36,898	50,397	107,757	52,924	17,533
Interest expense	(35,860)	(11,885)	(44,991)	(13,702)	(13,809)	(13,251)	(12,836)
Other income (expense), net	1,579	2,940	7,457	7,420	24,921	(1,805)	(7,902)
Minority interest in income of consolidated subsidiaries	(3,916)	(3,701)	(7,459)	(5,121)	(6,074)	(28,048)	(5,251)
Provision for income taxes	(60,544)	(31,546)	(110,772)	(4,286)	(1,218,701)	(436,681)	(127,538)

Income from continuing operations	160,419	74,278	246,556	10,777	2,055,149	607,894	141,570
(Loss) gain from discontinued operations, net of tax (1)		(490)	(261)	7,429	3,807	11,955	9,118
Cumulative effect of accounting change, net of tax				711

Net income	$160,419	$73,788	$246,295	$18,917	$2,058,956	$619,849	$150,688

Earnings per share:
Basic(4)	$.86	$.37	$1.26	$.09	$8.76	$2.61	$.67

Diluted(4)	$.85	$.35	$1.21	$.08	$8.11	$2.42	$.62

Common equivalent shares:
Basic	185,689	202,118	195,843	215,016	235,037	237,586	222,483

Diluted	189,156	211,434	203,170	228,465	253,954	256,268	241,216

		January 31(1)
	July 31 2003	2003	2002	2001	2000	1999
	(Amounts in thousands)
Total assets	$5,109,296	$4,804,376	$4,678,346	$5,871,393	$4,204,312	$2,952,147
Working capital	$2,336,017	$1,952,509	$913,803	$1,135,958	$879,435	$397,532
Long-term debt	$1,192,883	$896,630	$99,790	$100,778	$99,068	$99,758
Other long-term liabilities	$276,295	$269,347	$240,693	$226,395	$321,775	$274,807
Stockholders' equity	$2,129,980	$2,007,034	$2,523,753	$3,344,157	$1,830,282	$1,084,602

(1)
Operations of INTESA are classified as discontinued operations and all prior period income statement and balance sheet information presented has been conformed to this presentation.

(2)
Includes gain on sale of subsidiary stock of $698 million in the year ended January 31, 2000. Through the year ended January 31, 2000, NSI was a consolidated subsidiary. Beginning in fiscal 2001, NSI was no longer consolidated in our operating results.

(3)
Includes impairment losses of $108 million, $467 million and $1.4 billion on marketable equity securities and other private investments in the year ended January 31, 2003, 2002 and 2001, respectively, and gains of $4.1 billion from sales or exchanges of marketable equity securities and other investments in the year ended January 31, 2001.

(4)
The year ended January 31, 2002 amount includes the cumulative effect of accounting change.

Ratio of Earnings to Fixed Charges

						Six months ended
	Year ended January 31
						July 31, 2003
	1999	2000	2001	2002	2003
Ratio of earnings to fixed charges of SAIC(1)(2)	7.3	20.8	57.6	1.3	5.2	5.1

(1)
The ratios of earnings to fixed charges were calculated by dividing earnings by fixed charges. "Earnings" are the sum of income from continuing operations before income taxes, the minority interest in consolidated subsidiaries, income/loss from equity method investees, fixed charges excluding interest capitalized and distributed income of equity method investees. "Fixed charges" are the sum of interest on all indebtedness and the portion of rental expense we believe to be representative of interest. Ratios for all periods presented have been conformed to reflect our INTESA joint venture as discontinued operations.

(2)
Fluctuations in ratio of earnings to fixed charges are mainly due to gains and losses on marketable securities and other investments, including impairment losses and gain on sale of subsidiary stock. A ratio of adjusted earnings to fixed charges that excludes the volatility caused by such marketable securities gains and losses and sale of subsidiary stock is also presented for informational purposes. Management believes a ratio without the effects of significant gains and losses from marketable securities and other investments may be useful in understanding the earnings to fixed charges from routine operating activities. "Adjusted earnings" are the sum of income from continuing operations before income taxes, the minority interest in consolidated subsidiaries, income/loss from equity method investees, fixed charges excluding interest capitalized, distributed income of equity method investees, net loss (gain) on marketable securities and other investments, including impairment losses, and gain on sale of subsidiary stock. The most directly comparable financial measure is "earnings" as defined in footnote 1 above. The table below reconciles adjusted earnings to earnings and provides a comparison of (a) the ratio of earnings to fixed charges to (b) the ratio of adjusted earnings to fixed charges:

						Six months ended
	Year ended January 31
						July 31, 2003
	1999	2000	2001	2002	2003
	(Amounts in thousands except for ratio data)
Earnings (as defined above)	$322,922	$1,133,537	$3,332,134	$79,258	$459,870	$279,324
Adjustments:
Net loss (gain) on marketable securities and other investments, including impairment losses	—	(2,498)	(2,656,433)	455,752	134,010	15,207
Gain on sale of subsidiary stock	—	(698,374)	—	—	—	—

Adjusted earnings (as defined above)	$322,922	$432,665	$675,701	$535,010	$593,880	$294,531

Ratio of earnings to fixed charges of SAIC	7.3	20.8	57.6	1.3	5.2	5.1
Ratio of adjusted earnings to fixed charges of SAIC	7.3	7.9	11.7	8.7	6.7	5.3

RISK FACTORS

        Before you participate in the exchange offer, you should carefully consider the risks described below and the other information included or incorporated by reference in this prospectus.

If An Active Trading Market for Our New Notes Does Not Develop, the Market Price and Liquidity of the New Notes May be Adversely Affected

        There is no established trading market for the new notes since they are a new issue of securities. We do not intend to apply for the listing of any new notes on a national securities exchange. We cannot assure you as to the liquidity of the public market for the new notes or that any active public market for the new notes will develop or continue. If an active public market does not develop or continue, the market price and liquidity of the new notes may be adversely affected.

If You Fail to Exchange Your Old Notes, They May Become Less Liquid

        If you fail to exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to transfer restrictions and you will not have any further rights under the registration rights agreement, including any right to require us to register your old notes or to pay any additional interest. Accordingly, the liquidity of the market for any old notes could be adversely affected.

We Could Enter Into Transactions That Increase the Amount of Our Outstanding Debt, Adversely Affect Our Capital Structure or Credit Ratings, or Otherwise Adversely Affect Holders of the New Notes.

        The restrictive covenants contained in the indenture do not preclude us from completing a variety of acquisition, refinancing, recapitalization or other highly leveraged transactions. As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding debt, adversely affect our capital structure or credit ratings, or otherwise adversely affect holders of the new notes.

The New Notes Will Be Effectively Junior to Our Secured Debt and to Liabilities of Our Subsidiaries.

        The new notes will be senior unsecured debt and will rank equally with our existing and future unsecured debt, including amounts outstanding under our credit facilities. The new notes will effectively rank junior to all of our secured debt with respect to the value of our assets securing that debt and to all of the existing and future liabilities, including trade payables, of our subsidiaries.

We Conduct Some of Our Activities Through Subsidiaries and Our Ability to Meet Our Debt Obligations, Including Our Obligations on the New Notes, May Depend on Our Subsidiaries' Ability to Make Dividend Payments or Other Distributions to Us.

        We conduct some of our operations and hold some of our assets through our subsidiaries. As a result, our ability to meet our debt obligations is dependent, to some extent, on the earnings of our subsidiaries and the distribution of such earnings to us in the form of dividends. Our subsidiaries are separate and distinct legal entities and have no obligation to pay amounts due on our debt or to make funds available to us for such payment. Our subsidiaries' ability to make dividend payments or other distributions to us may be affected by the needs of their business and restricted by their obligations to their creditors or holders of their outstanding securities.

FORWARD-LOOKING STATEMENTS

        The information contained in this prospectus and the documents that we incorporate by reference herein include "forward-looking" statements concerning our future results, performance and other matters that involve a number of risks and uncertainties. A number of factors, including but not limited to those outlined in the risk factors described in our Annual Report on Form 10-K for the fiscal year ended January 31, 2003 ("FY03 10-K"), could cause our actual results, performance, achievements or industry results to be very different from the results, performance or achievements expressed or implied by these forward-looking statements.

        In addition, forward-looking statements depend upon assumptions, estimates and dates that may not be correct or precise and involve known or unknown risks, uncertainties and other factors. Accordingly, a forward-looking statement in this prospectus or the documents incorporated herein by reference is not a prediction of future events or circumstances and those future events or circumstances may not occur. A forward-looking statement is usually identified by our use of certain terminology including "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates" or "intends," or by discussions of strategies or intentions.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

        The old notes were delivered by us on June 19, 2003 to the initial purchasers pursuant to a purchase agreement dated June 16, 2003 between us and the initial purchasers. The initial purchasers subsequently sold the old notes to "qualified institutional buyers," as defined in Rule 144A under the Securities Act, in reliance on Rule 144A under the Securities Act. As a condition to the initial sale of the old notes, we and the initial purchasers entered into the registration rights agreement. Pursuant to the registration rights agreement, we agreed that we would use our reasonable best efforts to:

  •
  file with the SEC a registration statement under the Securities Act relating to a registered exchange offer;

  •
  have such registration statement remain effective until 180 days after the closing of the exchange offer; and

  •
  cause an exchange offer for the old notes to be consummated not earlier than the date that is 20 business days after the date of notice of the exchange offer is mailed to holders of the old notes and not later than 60 days after the registration statement becomes effective. During this period, we agree to exchange the old notes for all new notes properly surrendered and not withdrawn before the expiration date of this period.

        If we determine that a registered exchange offer is not available or may not be consummated as contemplated by the registration rights agreement with respect to the notes because it would violate applicable law or applicable interpretations of the staff of the SEC, or the exchange offer is not for any other reason completed by January 15, 2004, or if the exchange offer has been completed and in the opinion of counsel for the initial purchasers a registration statement must be filed and a prospectus delivered to the initial purchasers in connection with any offering or sale of old notes originally purchased and still held by the initial purchasers, the registration rights agreement contemplates that we will instead use our reasonable best efforts to file a registration statement covering resales of the old notes by their holders (a "shelf registration statement") and will use our reasonable best efforts to keep that shelf registration statement effective until the earlier of two years after the date of issuance of the notes, expiration of the period referred to in Rule 144(k) under the Securities Act and such time as all of the applicable old notes have been sold thereunder. We will, in the event a shelf registration statement is filed, provide to each holder of an old note covered by that shelf registration copies of the related prospectus and notify each such holder when that shelf registration statement becomes effective.

A holder that sells old notes pursuant to a shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a current prospectus to purchasers, and will be subject to certain of the civil liability provides under the Securities Act in connection with these sales. We will be entitled to require any holder that wishes to include old notes in a shelf registration statement to furnish us with information regarding that holder and its proposed distribution of the old notes and we may exclude from a shelf registration statement the old notes of any holder that does not comply with our request.

        Under the registration rights agreement, if an exchange offer is not completed or a shelf registration statement with respect to the old notes is not declared effective on or prior to January 15, 2004, the interest rate on the notes will be increased by 0.25% per annum, in each case until the exchange offer is completed, the effectiveness of a shelf registration statement with respect to the old notes or such time as the old notes become freely tradable under the Securities Act.

Terms of the Exchange Offer

        For each of the old notes properly surrendered and not withdrawn before the expiration date, we will issue a new note having a principal amount equal to that of the surrendered old note.

        The form and terms of the new notes will be the same as the form and terms of the old notes except that the new notes will be registered for the exchange offer under the Securities Act and, therefore, the new notes will not bear legends restricting the transfer of the new notes; and holders of the new notes will not be entitled to any of the registration rights of the holders of old notes under the registration rights agreement, which will terminate upon the consummation of the exchange offer.

        The new notes will evidence the same indebtedness as the old notes which they replace, and will be issued under, and be entitled to the benefits of, the same indenture, which authorized the issuance of the old notes. As a result, both the old notes and new notes will be treated as a single class of notes under the indenture.

        We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Exchange Act and the related SEC rules and regulations.

        Under existing SEC interpretations, the new notes would generally be freely transferable after the exchange offer without further registration under the Securities Act, except that broker-dealers receiving the new notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resale of those new notes. We base our view on interpretations by the staff of the SEC in no-action letters issued to other issuers in exchange offers like ours. We have not, however, asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, holders of old notes cannot be sure that the SEC will treat the exchange offer in the same way it has treated other exchange offers in the past.

        In addition, any broker-dealer who holds old notes acquired for its own account as a result of market-making activities or other trading activities (a "participating broker-dealer") who exchanges those old notes for new notes in the exchange offer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of those new notes. We understand that the staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to new notes, other than a resale of an unsold allotment from the initial offering of the old notes, with the prospectus contained in the applicable exchange offer registration statement. Under the registration rights agreement, for a period of 180 days following the expiration date of the exchange offer with respect to the notes covered by an exchange offer registration statement, participating broker-dealers will be entitled to use this prospectus in connection with the resale of new notes subject to exceptions, including our right to suspend the use of that prospectus as described below.

        If we file a shelf registration statement with respect to any notes, we will be entitled from time to time to require holders of those notes to discontinue the sale or other disposition of those notes pursuant to that shelf registration statement. There shall not be more than two such suspensions in effect during any 365-day period.

Expiration Date; Extensions; Amendments

        The term "expiration date" shall mean 5:00 p.m., New York City time, on                        , 2003, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" shall mean the latest date and time to which the exchange offer is extended.

        If we determine to extend the exchange offer, we will, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date:

  •
  notify the exchange agent of any extension by oral or written notice;

  •
  and issue a press release or other public announcement which shall include disclosure of the approximate number of old notes deposited to date.

        We reserve the right, in our sole discretion:

  •
  to delay accepting any old notes;

  •
  to extend the exchange offer; or

  •
  if, in the opinion of our counsel, the consummation of the exchange offer would violate any applicable law, rule or regulation or any applicable interpretation of the staff of the SEC, to terminate or amend the exchange offer by giving oral or written notice of such delay, extension, termination or amendment to the exchange agent. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a press release or other public announcement thereof.

        If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the old notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the holders, if the exchange offer would otherwise expire during such five to ten business day period.

        Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

        We will promptly deliver new notes in exchange for old notes validly tendered and accepted for exchange, and we will promptly return any old notes not accepted for exchange for any reason, to the applicable tendering holder.

Interest on the New Notes

        The new notes will accrue interest at the rate of 5 1/2% per annum from the most recent date to which interest has been paid on the old notes or, if no interest has been paid, from June 19, 2003, payable semi-annually in arrears on January 1 and July 1 of each year, commencing on January 1, 2004.

Resale of the New Notes

        With respect to the new notes, based upon interpretations by the staff of the SEC set forth in certain no-action letters issued to third parties, we believe that a holder who exchanges old notes for new notes in the ordinary course of business, who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate in a distribution of the new notes, and who is not an "affiliate" of ours within the meaning of Rule 405 of the Securities Act, will be allowed to resell new notes to the public without further registration under the Securities Act and without delivering to the purchasers of the new notes a prospectus that satisfies the requirements of Section 10 of the Securities Act.

        If any holder acquires new notes in the exchange offer for the purpose of distributing or participating in the distribution of the new notes, such holder:

  •
  cannot rely on the position of the staff of the SEC enumerated in such no-action letters issued to third parties; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available.

        Each broker-dealer that receives new notes for its own account in exchange for old notes acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of any new notes received in exchange for old notes acquired by such broker-dealer as a result of market-making or other trading activities. We will make this prospectus, as it may be amended or supplemented from time to time, available to any such broker-dealer that requests copies of such prospectus in the letter of transmittal for use in connection with any such resale for a period of up to 180 days after the expiration date. See "Plan of Distribution."

Procedures for Tendering

        To tender in the exchange offer, a holder of old notes must either:

  •
  complete, sign and date the letter of transmittal or facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile to the exchange agent; or

  •
  if such old notes are tendered pursuant to the procedures for book-entry transfer set forth below, a holder tendering old notes may transmit an agent's message (as defined below) to the exchange agent in lieu of the letter of transmittal, in either case for receipt on or prior to the expiration date.

        In addition:

  •
  certificates for such old notes must be received by the exchange agent along with the letter of transmittal;

  •
  a timely confirmation of a book-entry transfer (a "book-entry confirmation") of such old notes into the exchange agent's account at DTC pursuant to the procedure for book-entry transfer described below, along with the letter of transmittal or an agent's message, as the case may be, must be received by the exchange agent on or prior to the expiration date; or

  •
  the holder must comply with the guaranteed delivery procedures described below.

        The term "agent's message" means a message, transmitted to the exchange agent's account at DTC and received by the exchange agent and forming a part of the book-entry confirmation, which states that such account has received an express acknowledgment from the tendering participant that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. To be tendered effectively, the letter of transmittal and other required documents, or an agent's message in lieu thereof, must be received by the exchange agent at the address set forth below under "—Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date.

        The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

        The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service, properly insured. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. Do not send the letter of transmittal or any old notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for such holders.

        Any beneficial owner(s) of the old notes whose old notes are held through a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such intermediary promptly and instruct such intermediary to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on its own behalf, such owner must, prior to completing and executing the letter of transmittal and delivering such owner's old notes:

  •
  make appropriate arrangements to register ownership of the old notes in such owner's name; or

  •
  obtain a properly completed bond power from the registered holder.

        The transfer of registered ownership may take considerable time.

        Signatures on a letter of transmittal or a notice of withdrawal described below (see "—Withdrawal of Tenders"), as the case may be, must be guaranteed by an eligible institution unless the old notes tendered pursuant thereto are tendered:

  •
  by a registered holder who has not completed either the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of an eligible institution.

        In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by an eligible institution, which is a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an "eligible guarantor institution" (within the meaning of Rule 17Ad-15 under the Exchange Act) which is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

        If the letter of transmittal is signed by a person other than the registered holder of any old notes listed therein, such old notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder exactly as such registered holder's name appears on such old notes.

        In connection with any tender of old notes in definitive certificated form, if the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

        The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may utilize DTC's Automated Tender Offer Program to tender old notes.

        All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered old notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right:

  •
  to reject any and all old notes not properly tendered and any old notes our acceptance of which would, in the opinion of our counsel, be unlawful; and

  •
  to waive any defects, irregularities or conditions of tender as to old notes.

        Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities in connection with tenders of old notes, neither we, the exchange agent nor any other person shall incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

        While we have no present plan to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any old notes that are not tendered pursuant to the exchange offer, we reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding subsequent to the expiration date and, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

        By tendering old notes pursuant to the exchange offer, each holder of old notes will represent to us that, among other things:

  •
  the new notes to be acquired by such holder of old notes in connection with the exchange offer are being acquired by such holder in the ordinary course of business of such holder;

  •
  such holder is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes;

  •
  such holder acknowledges and agrees that any person who is participating in the exchange offer for the purpose of distributing the new notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the new notes acquired by such person and cannot rely on the position of the staff of the SEC set forth in certain no-action letters;

  •
  such holder understands that a secondary resale transaction, described above, and any resales of new notes obtained by such holder in exchange for old notes acquired by such holder directly from us should be covered by an effective registration statement containing the selling security holder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the SEC; and

  •
  such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of ours.

        If the holder is a broker-dealer that will receive new notes for such holder's own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, such holder will be required to acknowledge in the letter of transmittal that such holder will deliver a prospectus in connection with any resale of such new notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

Conditions to the Exchange Offer

        The exchange offer will not be subject to any conditions, other than that the exchange offer does not violate any law or interpretation by the staff of the SEC. All conditions to the exchange offer must be satisfied or waived prior to the expiration of the exchange offer. We will not waive any conditions of the exchange offer with respect to any holder unless we waive such condition for all holders.

Return of Old Notes

        In all cases, issuance of new notes for old notes that are accepted for exchange pursuant to the exchange offer will be made promptly after expiration of the exchange offer only after timely receipt by the exchange agent of:

  •
  old notes or a timely book-entry confirmation of such old notes into the exchange agent's account at DTC; and

  •
  a properly completed and duly executed letter of transmittal and all other required documents, or an agent's message in lieu thereof.

        If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are withdrawn or are submitted for a greater principal amount than the holders desire to exchange, such unaccepted, withdrawn or otherwise non-exchanged old notes will be returned without expense to the tendering holder thereof (or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, such old notes will be credited to an account maintained with DTC) promptly following the expiration or termination of the exchange offer.

Book-Entry Transfer

        The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof, with any required signature guarantees and any other required documents, or an agent's message in lieu of a letter of transmittal, must, in any case, be transmitted to and received by the exchange agent at the address set forth below under "—Exchange Agent" on or prior to the expiration date or pursuant to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

        If a holder of the old notes desires to tender such old notes and the old notes are not immediately available or the holder cannot deliver its old notes (or complete the procedures for book-entry transfer), the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, a holder may effect a tender if:

  •
  the tender is made through an eligible institution;

  •
  prior to the expiration date, the exchange agent receives from such eligible institution (by facsimile transmission, mail or hand delivery) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by us setting forth the name and address of the holder, the certificate number(s) of such old notes (if applicable) and the principal amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date:

  (i)
  the letter of transmittal (or a facsimile thereof), or an agent's message in lieu thereof,

  (ii)
  the certificate(s) representing the old notes in proper form for transfer or a book-entry confirmation, as the case may be, and

  (iii)
  any other documents required by the letter of transmittal,

    will be deposited by the eligible institution with the exchange agent; and

  •
  such properly executed letter of transmittal (or facsimile thereof), or an agent's message in lieu thereof, as well as the certificate(s) representing all tendered old notes in proper form for transfer or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

        Upon request to the exchange agent, a form of Notice of Guaranteed Delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

        Except as otherwise provided herein, tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

        To withdraw a tender of old notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to the expiration date. Any such notice of withdrawal must:

  •
  specify the name of the person having deposited the old notes to be withdrawn;

  •
  identify the old notes to be withdrawn (including the certificate number or numbers, if applicable, and principal amount of such old notes or, in the case of old notes transferred by a book-entry transfer, the name and number of the account at DTC to be credited); and

  •
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered (including any required signature guarantees or, in the case of old notes transferred by book-entry transfer, be transmitted by DTC and received by the exchange agent in the same manner as the agent's message transferring the old notes).

        If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us, in our sole discretion, which determination shall be final and binding on all parties.

        Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no new notes will be issued with respect thereto, unless the old notes so withdrawn are validly retendered. Properly withdrawn old notes may be retendered by following one of the procedures described above under "—Procedures for Tendering" at any time prior to the expiration date.

Exchange Agent

        JPMorgan Chase Bank has been appointed as exchange agent for the exchange offer. To participate in the exchange offer, you should deliver all executed letters of transmittal and any other required documents to the exchange agent at the address listed below.

By Mail or Hand/Overnight Delivery:	By Facsimile:
JPMorgan Chase Bank	(214) 468-6494
Institutional Trust Services	Attn: Mr. Frank Ivins [Confidential]
Attn: Mr. Frank Ivins [Confidential]	Confirm by Telephone: (214) 468-6464
2001 Bryan Street, 9th Floor Dallas, Texas 75202

        Delivery to an address other than as listed above or transmission of instructions to a facsimile number other than as listed above, will not constitute a valid delivery.

        JPMorgan Chase Bank is the trustee under the indenture. In addition, JPMorgan Chase Bank is an affiliate of J.P. Morgan Securities Inc., one of the initial purchasers of the old notes. JPMorgan Chase Bank is also the trustee under the indenture for our 6 3/4% notes due 2008, 6 1/4% notes due 2012 and 7 1/8% notes due 2032. JPMorgan Chase Bank was also one of the lead arrangers and joint bookrunners, and is the administrative agent, in connection with our existing credit facilities.

Fees and Expenses

        The expenses of soliciting tenders will be borne by us. The principal solicitation is being made by mail. Additional solicitation may be made by facsimile transmission, telephone or other electronic means or in person by our officers and regular employees or those of our affiliates.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

        The expenses to be incurred in connection with the exchange offer, including registration fees, fees and expenses of the exchange agent and the trustee, accounting and legal fees, and printing costs, will be paid by us.

        We will pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the old notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

        The new notes will be recorded in our accounting records at the same carrying value as the outstanding old notes on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. We will amortize the expenses of the exchange offer over the term of the exchange notes.

Consequence of Failure to Exchange

        Participation in the exchange offer is voluntary. Holders of the old notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

        Old notes that are not exchanged for the new notes pursuant to the exchange offer will remain "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act. Accordingly, such old notes may not be offered, sold, pledged or otherwise transferred except:

  •
  to a person whom the seller reasonably believes is a "qualified institutional buyer" within the meaning of Rule 144A purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

  •
  in an offshore transaction complying with Rule 903 or Rule 904 of Regulation S under the Securities Act;

  •
  pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available);

  •
  pursuant to an effective registration statement under the Securities Act; or

pursuant to another available exemption from the registration requirements of the Securities Act, and, in each case, in accordance with all other applicable securities laws.

NO CASH PROCEEDS

        This exchange offer is intended to satisfy our obligations under the registration rights agreement dated as of June 19, 2003 by and among SAIC and the initial purchasers named therein. We will not receive any cash proceeds from the issuance of the new notes. We will only receive old notes with a total principal amount equal to the total principal amount of the new notes issued in the exchange offer.

DESCRIPTION OF CERTAIN INDEBTEDNESS

        We have two revolving credit facilities totaling $750,000,000 with a group of financial institutions that provide for:

  •
  a five-year revolving credit facility of up to $500,000,000, which allow borrowings until July 2007; and

  •
  a 364-day revolving credit facility of up to $250,000,000, which was amended on July 30, 2003 to extend its term one year until July 28, 2004.

        Borrowings under the credit facilities are unsecured and bear interest at a rate determined, at our option, based on either LIBOR plus a margin or a defined base rate. We pay a facility fee on the total commitment amount and a fee if utilization exceeds 50% of the total commitment amount.

        Our credit facilities contain customary affirmative and negative covenants. The financial covenants contained in the credit facilities require us to maintain an interest coverage ratio of not less than 3.5 to 1.0 and a ratio of consolidated funded debt to EBITDA of not more than 2.75 to 1.0 for each period of four consecutive fiscal quarters. Those covenants also restrict certain of our activities, including, among other things, our ability to create liens, dispose of assets, merge or consolidate with other entities, and create guaranty obligations. The credit facilities also contain customary events of default, including, among others, defaults based on certain bankruptcy and insolvency events; nonpayment; cross-defaults to other debt; breach of specified covenants; change of control and material inaccuracy of representations and warranties.

        During the three months ended July 31, 2003, we entered into a foreign customer contract with bonding requirements that have been met through the issuance of standby letters of credit under the five-year revolving credit facility in the approximate dollar equivalent of $88,000,000. We expect to utilize the five-year revolving credit facility for such purposes up to an approximate dollar equivalent of $150,000,000 through August 2004, and any such utilization would reduce the amount available for borrowing.

        As of July 31, 2003, the entire $250,000,000 under the 364-day revolving credit facility was available and $412,000,000 of the five-year revolving credit facility was available, and we were in compliance with all the financial covenants under the credit facilities.

DESCRIPTION OF NEW NOTES

        The new notes will constitute a separate series of debt securities to be issued under an indenture, dated as of June 28, 2002, between SAIC, as issuer, and JPMorgan Chase Bank (formerly The Chase Manhattan Bank), as trustee (the "trustee") (the "indenture"). The following summaries of certain provisions of the indenture do not purport to be complete and are subject to, and are qualified in their entirety by their reference to, the detailed provisions of the new notes and the indenture.

General

        The initial aggregate principal amount of the new notes will be equal to the total principal amount of the old notes we receive in the exchange offer. The annual interest rate on the new notes will be 5 1/2% and the new notes will mature on July 1, 2033.

        The new notes will be unsecured obligations of SAIC and will rank equally with all other unsecured and unsubordinated indebtedness of SAIC.

        We may from time to time, without notice to or consent of the holders, issue additional notes of the same tenor, interest rate and other terms as the notes described in this paragraph, so that such notes and the notes offered hereby shall form a single series. References herein to the notes shall include (unless the context otherwise requires) any further notes issued as described in this paragraph.

        The new notes will bear interest from June 19, 2003 or from the most recent interest payment date to which interest has been paid on the old notes. Interest on the new notes will be payable semi-annually on January 1 and July 1, commencing January 1, 2004 to the persons in whose names the new notes are registered at the close of business on the applicable regular record date, which is the December 15 or June 15 immediately preceding such interest payment date. Interest will be calculated on the basis of a 360-day year of twelve 30-day months.

        If any interest payment date, redemption date or maturity date is not a business day in New York, the required payment will be made on the next day which is a business day as if it were made on the date such payment is due and no interest will accrue on the amount so payable for the period from and after such interest payment date, redemption date or maturity date to such next succeeding day.

        It is expected that beneficial interests in the new notes issued and sold in the United States will trade in the Settlement System of DTC and that beneficial interests in the new notes issued and sold outside the United States will trade through the facilities of the Euroclear system, or "Euroclear," and Clearstream banking, société anonyme, Luxembourg, or "Clearstream, Luxembourg." Secondary market transactions in such beneficial interests will be effected in the Settlement System of DTC. See "Form and Denomination," "Transfer and Exchange," and "Depositary Procedures with Respect to Global Notes."

        Principal on the new notes will be payable and the new notes will be transferable at the corporate trust office of the trustee. Unless other arrangements are made, interest will be paid by check mailed to the address of the person entitled thereto as it appears in the security register or by wire transfer to a bank account maintained by the holder. The new notes will be issued only in fully registrable form, without coupons, in denominations of $1,000 and any integral multiple thereof. For so long as the new notes are held solely in book-entry form through the facilities of The Depository Trust Company, or "DTC," the only registered holder of the new notes will be Cede & Co., as nominee for DTC.

        The indenture does not limit the aggregate principal amount of debt securities that we may issue. The general provisions of the indenture do not contain any provisions that would limit the ability of SAIC or its subsidiaries to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving SAIC or its subsidiaries.

        SAIC conducts certain of its operations through its subsidiaries. As a result, SAIC depends in part on the cash flow of its subsidiaries to meet its debt obligations, including its obligations under the notes. In addition, the rights of SAIC and its creditors, including the holders of the debt securities, to participate in the assets of any subsidiary upon the latter's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors except to the extent that SAIC may itself be a creditor with recognized claims against the subsidiary.

Form and Denomination

        The new notes will initially be represented by one or more global notes in fully registered form without interest coupons (collectively, the "global note"). The new notes will be issued in denominations of $1,000 and integral multiples thereof. The global note will be deposited with the trustee as custodian for DTC and registered in the name of DTC or a nominee of DTC.

        Owners of beneficial interests in any global note will hold such interests pursuant to the procedures and practices of DTC and must exercise any rights in respect of their interests in accordance with those procedures and practices. Such beneficial owners will not be holders, and will not be entitled to any rights under any new note or the indenture, with respect to any global note, and we and the trustee, and any respective agents, may treat DTC as the holder and owner of any global note. See "Depositary Procedures with Respect to Global Notes."

        Except as set forth below, the global notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the registered global notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "Transfer and Exchange-Exchange of Interests."

        For a description of the depositary procedures with respect to the global notes, see "Depositary Procedures with Respect to Global Notes."

Optional Redemption

        We may choose to redeem some or all of the new notes from time to time. If we choose to do so, we will mail or cause the trustee to mail a notice of redemption to the holders of the new notes not less than 30 days and not more than 60 days before the redemption occurs.

        The redemption price will be equal to the greater of:

  •
  100% of the aggregate principal amount of the new notes to be redeemed plus accrued and unpaid interest to the date of redemption, and

  •
  as determined by an Independent Investment Banker (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on the new notes being redeemed (not including any portion of such payments of principal and interest accrued as of the date of redemption), discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 25 basis points, plus accrued and unpaid interest thereon to the date of redemption.

        If we are redeeming less than the entire principal amount of the outstanding new notes, the trustee will select the particular new notes to be redeemed by such method as the trustee deems fair and appropriate. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the new notes or portions thereof called for redemption.

        Except as described above, the new notes will not be redeemable by us and you will not have an option to cause us to redeem the new notes prior to maturity and the new notes will not be entitled to the benefit of any sinking fund.

        For purposes of calculating the redemption price, the following terms have the meanings set forth below:

        "Adjusted Treasury Rate" means the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the third business day immediately preceding the redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date, calculated in accordance with standard market practice.

        "Comparable Treasury Issue" means the U.S. treasury security selected by an Independent Investment Banker that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes. "Independent Investment Banker" means one of the Reference Treasury Dealers that we appoint.

        "Comparable Treasury Price" means either (1) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations or (2) if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all quotations obtained.

        "Reference Treasury Dealer" means each of J.P. Morgan Securities Inc. (and its successors), and any other nationally recognized investment banking firm that is a primary U.S. Government securities dealer specified from time to time by us. If, however, any of them ceases to be a primary U.S. Government securities dealer, we will substitute another nationally recognized investment banking firm that is such a dealer.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount and in each case for settlement on the next business day) quoted in writing to the trustee by such Reference Treasury Dealer as of 3:30 p.m., New York time, on the third business day preceding the redemption date.

        SAIC shall not be required (i) to register the transfer of or exchange any new notes during a period beginning at the opening of business 15 days before the day of the transmission of a notice of redemption of notes selected for redemption and ending at the close of business on the day of such transmission, or (ii) to register the transfer of or exchange any new notes so selected for redemption in whole or in part, except the unredeemed portion of any new notes being redeemed in part.

Certain Definitions

        The indenture includes among others, the following definitions:

        "Attributable Value" means, as to any lease under which any Person is at the time liable, other than a Capital Lease Obligation, and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining term thereof as determined in accordance with generally accepted accounting principles, discounted from the last date of such term to the date of determination at a rate per annum equal to the discount rate that would be applicable to a Capital Lease Obligation with like term in accordance with generally accepted accounting principles. The net amount of rent required to be paid under any such lease for any such period will be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease that is terminable by the lessee upon the payment of a penalty, such net amount will also include the amount of such penalty, but no rent will be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated. "Attributable Value" means, as to a Capital Lease Obligation under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with generally accepted accounting principles.

        "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangements conveying the right to use) real or personal property of such Person that is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with generally accepted accounting principles. The stated maturity of such obligation will be deemed to be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

        "Consolidated Tangible Assets" means, with respect to SAIC and its subsidiaries on a consolidated basis, total assets, after deducting certain intangible assets, to the extent included in total assets.

        "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every Capital Lease Obligation of such Person and (v) every obligation of the type referred to in clauses (i) through (iv) of another Person, the payment of which such Person has guaranteed.

        "Lien" means any mortgage, pledge or lien securing any Debt.

        "Net Available Proceeds" from any Sale Transaction by any Person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any consideration received in the form of assumption of Debt or other obligations by others or received in any other noncash form) therefrom by such Person, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Sale Transaction, (ii) all payments made by such Person or its subsidiaries on any Debt that is secured by a Lien on the property or assets so disposed of in accordance with the terms of such Lien or that must, by the terms of such Lien, or in order to obtain a necessary consent to such Sale Transaction, or by applicable law, be repaid out of the proceeds from such Sale Transaction and (iii) all distributions and other payments made to third parties (other than subsidiaries) in respect of minority or joint venture interests as a result of such Sale Transaction.

        "Principal Property" means any real property (including land, land improvements, buildings and fixtures to the extent they constitute real property interests, including any leasehold interest therein) owned on or acquired by us after the date of issuance of the notes or by any Restricted Subsidiary and which is located in the United States (other than its territories and possessions) having a gross book value on the date of determination in excess of 1% of Consolidated Tangible Assets.

        "Restricted Subsidiary" means any of our subsidiaries at least 50% of whose consolidated assets are located, or at least 50% of whose consolidated revenues during the then-latest four fiscal quarters were derived from operations conducted, in the United States and its territories and possessions. For this purpose, the consolidated assets or revenues of a subsidiary will be deemed to be the assets or revenues of such subsidiary and its subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles.

        "Sale And Leaseback Transaction" of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any Principal Property of such Person which has been or is being sold, conveyed, transferred or otherwise disposed of by such Person more than 270 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such property or assets. The stated maturity of such arrangement will be deemed to be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty. Sale and Leaseback Transactions between or among SAIC and its subsidiaries shall not be deemed a "Sale and Leaseback Transaction." Sale and Leaseback Transactions in which the relevant property is sold to and leased back from any domestic or foreign government agency in connection with pollution control, industrial revenue, private activity bonds or similar financing shall not be deemed a "Sale and Leaseback Transaction."

        "Sale Transaction" means any sale, conveyance, transfer or other disposition of the kind referred to in the first sentence of the definition of "Sale And Leaseback Transaction."

        "Significant Subsidiary" means, at any time, any of our subsidiaries that qualifies at such time as a "significant subsidiary" within the meaning of Regulation S-X promulgated by the SEC (as in effect at such time).

Restrictive Covenants

        The following is a description of the material restrictive covenants contained in the indenture:

        Limitations on Liens.    We will not, and will not permit any Restricted Subsidiary to, incur any Lien on any Principal Property to secure Debt without making, or causing such Restricted Subsidiary to make, effective provision for securing the notes (and, if we may so determine, any other Debt of ours or such Restricted Subsidiary that is not subordinated in right of payment to the notes) (x) equally and ratably with such Debt as to such Principal Property for as long as such Debt will be so secured or (y) in the event such Debt is subordinated in right of payment to the notes, prior to such Debt as to such Principal Property for as long as such Debt will be so secured.

        The foregoing restrictions will not apply to:

  (i)
  any Lien existing on the date the notes are issued, and/or any Lien securing only the notes;

  (ii)
  any Lien in favor of only us or a Restricted Subsidiary;

  (iii)
  any Lien on property of a Person existing immediately prior to the time such Person is merged with or into or consolidated with us or any of our subsidiaries or otherwise becomes one of our subsidiaries (provided that such Lien is not incurred in anticipation of such transaction and does not extend beyond the property subject thereto, or secure any Debt that is not secured thereby, immediately prior to such transaction);

  (iv)
  any Lien on property (or on the capital stock or other equity interests of the entity that owns property) existing immediately prior to the time of acquisition thereof (provided that such Lien is not incurred in anticipation of such acquisition and does not extend beyond the property subject thereto, or secure any Debt that is not secured thereby, immediately prior to such acquisition);

  (v)
  any Lien on property or assets securing all or any portion of the purchase price thereof or securing all or any portion of the cost of construction or alteration of or improvement on any property or assets created or assumed contemporaneously with, or within 270 days after, such acquisition or completion of such construction or improvement (provided that such Lien does not extend to any other property or assets and secures Debt in an amount that does not exceed such purchase price or cost of construction, alteration or improvement);

  (vi)
  any Lien for taxes or assessments or other governmental charges or levies that are not delinquent, remain payable without penalty or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which such reserve or other appropriate provision, if any, as may be required in accordance with generally accepted accounting principles has been made;

  (vii)
  any Lien to secure obligations under workmen's compensation laws or similar legislation;

  (viii)
  any Lien incurred to secure the performance of statutory obligations or bids, surety or appeal bonds, performance or return-of-money bonds or other obligations of a like nature incurred in the ordinary course of business;

  (ix)
  any Lien securing Debt owing by us to a subsidiary (provided that, for purposes of this covenant and the covenant described under "Limitations on Sale and Leaseback Transactions," upon either (a) the transfer or other disposition of any Debt secured by such Lien to a Person other than another subsidiary or (b) the issuance (other than directors' qualifying shares), sale, lease, transfer or other disposition of more than a majority of the capital stock of or any other ownership interest in such subsidiary to which such secured Debt is owed to a Person other than us or another subsidiary, the provisions described in this clause (ix) will no longer be applicable to such Lien and such Lien will be subject (if otherwise subject) to the requirements of this covenant without regard to this clause (ix));

  (x)
  any Lien arising in the ordinary course of business in favor of a customer;

  (xi)
  any Lien on assets identified as "Restricted Cash" on our balance sheet which is payable to third parties;

  (xii)
  any Lien associated with a sale or discount of our accounts receivable or those of our subsidiaries provided that such Lien (a) does not involve the creation of a Lien or negative pledge on any accounts receivable not so sold or discounted and (b) does not involve in the aggregate the sale or discount of accounts receivable having a book value exceeding $100,000,000;

  (xiii)
  Liens securing obligations not exceeding $100,000,000 in the aggregate on the assets of single purpose subsidiaries;

  (xiv)
  any Lien in favor of the trustee in respect of expenses incurred or services rendered pursuant to the indenture;

  (xv)
  any Lien (including judgment Liens) arising from legal proceedings being contested in good faith;

  (xvi)
  Liens in connection with synthetic leases which do not exceed $250,000,000 in the aggregate at any one time;

  (xvii)
  any Lien securing industrial revenue bonds, pollution control bonds or other similar tax exempt bonds; and

  (xviii)
  extensions, renewals or replacements (or successive extensions, renewals, or replacements), as a whole or in part, of any Lien referred to in clauses (i) through (xviii) in this section (whether covering the same or additional properties or assets or combined with other properties or assets).

        In addition to the foregoing, we and our subsidiaries may, without equally and ratably securing the notes, incur a Lien to secure Debt or enter into a Sale and Leaseback Transaction if, after giving effect thereto, the sum of: (i) the amount of all Debt secured by all Liens incurred on or after the date the notes are issued and outstanding at any one time and otherwise prohibited by the indenture and (ii) the Attributable Value of Sale and Leaseback Transactions entered into on or after the date the notes are issued and otherwise prohibited by the indenture and outstanding at any one time does not exceed 10% of Consolidated Tangible Assets.

        The new notes will rank equally with all of SAIC's other senior unsecured indebtedness.

        Limitations on Sale and Leaseback Transactions.    We will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction (except for a period not exceeding 36 months) unless (i) we or such Restricted Subsidiary would be entitled to enter into such Sale and Leaseback Transaction pursuant to the provisions described in the second or third paragraph under "Limitations on Liens" without equally and ratably securing the notes or (ii) we or one of our subsidiaries applies, within 180 days after the related Sale Transaction, an amount equal to the Net Available Proceeds of such Sale Transaction (a) to the redemption or retirement of notes, of other of our Debt that is pari passu with the notes or of subsidiary Debt or, to the extent there is no such Debt or subsidiary Debt, other of our Debt or (b) to the purchase of or investment in property, securities, or other assets (other than cash or cash equivalents) having a fair market value, determined at the time of such purchase, at least equal to the Net Available Proceeds of such sale and which will be used (or, in the case of any securities, are capital stock issued by a company engaged) in our business and that of our Restricted Subsidiaries as then being conducted. Notes redeemed or otherwise retired pursuant to the provision described above may not be used as credits against any sinking fund obligations. The foregoing limitation will not apply to any extension, renewal or replacement (or a successive extension, renewal or replacement) in whole or in a part of a Sale and Leaseback Transaction.

        Consolidation; Merger; Sale of Assets.    With respect to the notes of any series, we may not consolidate with or merge into, or convey, transfer or lease our properties and assets substantially as an entirety to, any Person (a "successor Person"), and may not permit any Person to merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, us, unless (i) the successor Person (if any) is a corporation, partnership, trust, limited liability company or other entity organized and validly existing under the laws of any domestic jurisdiction and expressly assumes our obligations on the notes of such series and under the indenture with respect thereto, (ii) immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, with respect to the notes of such series shall have occurred and be continuing, (iii) if, as a result of the transaction, our property or the property of any Restricted Subsidiary would become subject to a Lien the incurrence of which would not be permitted under the limitation on Liens described above under "—Limitations on Liens," we take such steps as are necessary to cause the notes of such series to be secured equally and ratably with (or prior to) the Debt secured by such Lien as provided in such limitation and (iv) certain other conditions are met.

Events of Default

        Each of the following constitutes an "event of default" under the indenture with respect to debt securities of any series:

  (i)
  failure to pay any interest on any debt securities of that series when due, continued for 30 days;

  (ii)
  failure to pay principal of or any premium on any debt security of that series when due;

  (iii)
  failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

  (iv)
  failure to perform any other covenant in the indenture (other than a covenant included in the indenture solely for the benefit of a series other than that series), continued for 90 days after written notice has been given by the trustee, or the holders of at least 25% in principal amount of the outstanding debt securities of that series, as provided in the indenture;

  (v)
  a default or defaults under any note(s) or other evidence(s) of Debt (including debt securities of another series), or any agreement(s) or instrument(s) (including the indenture) under which there may be issued or by which there may be secured or evidenced any of our debt or any subsidiary having a principal amount outstanding, individually or in the aggregate, of at least $50,000,000, and whether existing on or created after the date of the indenture, which default or defaults (x) constitute a failure to pay any portion of the principal of such Debt when due (after the expiration of any applicable grace period) or (y) have resulted in acceleration of any portion of such Debt having an aggregate principal amount equal to or in excess of $50,000,000, without the overdue or accelerated portion of such Debt having been discharged, or without such acceleration having been rescinded or annulled by the holders of such Debt, within 30 days after written notice has been given by the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of such series, as provided in the indenture;

  (vi)
  a final judgment or final judgments for the payment of money are entered against us or any Significant Subsidiary in an aggregate amount in excess of $50,000,000 by a court or courts of competent jurisdiction, unless such judgments are fully discharged, bonded or stayed within 60 days after the right to appeal such judgments has expired; and

  (vii)
  certain events in bankruptcy, insolvency or reorganization of us or any Significant Subsidiary.

        If an event of default (other than an event of default described in clause (vii) above) with respect to the debt securities of any series at the time outstanding shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series by notice as provided in the indenture may declare the principal amount of the debt securities of that series to be due and payable immediately. If an event of default described in clause (vii) above with respect to the debt securities of any series at the time outstanding shall occur and be continuing, the principal amount of all the debt securities of that series will automatically, and without any action by the trustee or any holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the indenture. For information as to waiver of defaults, see "Modification and Waiver."

        No holder of a debt security of any series will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series, (ii) the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holder or holders have offered reasonable indemnity, to the trustee to institute such proceeding as trustee and (iii) the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer.

        The indenture requires us to deliver, on or before May 30 in each year, a written statement signed by our principal executive, financial or accounting officer as to his or her knowledge of our compliance with all conditions and covenants under the indenture.

Modification and Waiver

        The indenture contains provisions permitting us and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities then outstanding of each series affected by a supplement to the indenture, to supplement the indenture or any supplemental indenture or modify the rights of the holders of the debt securities of such series, provided, that no such supplement or modification shall (i) extend the stated maturity or reduce the principal amount of any debt security or any portion thereof, reduce the rate or extend the time of payment of interest thereon, reduce any amount payable on redemption thereof or change the currency in which the debt security is payable, or reduce the amount of an original issue discount security payable upon acceleration or the amount provable in bankruptcy, or impair or affect any holder's right to institute suit for payment or right of repayment or (ii) reduce the aforesaid percentage of debt securities of any series, in each case without the consent of the holders affected thereby.

        The indenture also contains provisions permitting us and the trustee to enter into supplemental indentures without the consent of the holders of any series of debt securities to (i) convey, transfer, assign, mortgage or pledge to the trustee as security for the debt securities any property or assets, subject to and in compliance with the terms of the indenture, (ii) evidence the succession of another corporation to us, subject to and upon compliance with the provisions of the indenture, and the assumption by such successor corporation of the covenants, agreements and obligations in the debt securities and in the indenture, (iii) evidence and provide for a successor trustee under the indenture with respect to one or more series of debt securities, (iv) add to our covenants, (v) cure any ambiguity or correct or supplement any provision in the indenture that may be defective, (vi) establish the form or terms of debt securities of any series, (vii) add or subtract guarantors or (viii) change or modify any provision in the indenture so long as the change does not adversely affect in any material respect the interests of the holders.

        The holders of a majority in aggregate principal amount of the debt securities of any series at the time outstanding may, on behalf of the holders of all debt securities of such series, waive compliance with certain restrictive provisions of the indenture. The holders of a majority in aggregate principal amount of the debt securities of any series at the time outstanding with respect to which an event of default shall have occurred and be continuing may, on behalf of the holders of all debt securities of such series, waive any past default or event of default under the indenture except a default in the payment of principal, premium or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding debt security of such series affected.

        We are entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action in the indenture, in the manner and subject to the limitations provided in the indenture. If a record date is set for any action to be taken by holders of a particular series, such action may be taken only by persons who are holders of outstanding debt securities of that series on the record date.

Defeasance

        The indenture provides that we, at our option, (i) will be discharged from all obligations in respect of the debt securities of a series (except for certain obligations to register the transfer or exchange of debt securities, replace stolen, lost or destroyed debt securities, maintain paying agencies and hold moneys for payment in trust) or (ii) need not comply with certain restrictive covenants of the indenture described under "Restrictive Covenants," in each case if we irrevocably deposit in trust with the trustee money, or the equivalent in securities of the government which issued the currency in which the debt securities of any then outstanding series are denominated or securities issued by government agencies backed by the full faith and credit of such government, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all of the principal of (including any mandatory redemption payments), and premium, if any, and interest, if any, on, and repurchase obligations, if any, with respect to, the debt securities of such series, on the dates such payments are due in accordance with terms of such debt securities. To exercise either option, we are required to deliver to the trustee an opinion of independent tax counsel (which may be our counsel) to the effect that the deposit and related defeasance would not cause the holders of debt securities of such series to recognize income, gain or loss for U.S. federal income tax purposes. To exercise the option described in clause (i) above, such opinion must be based on a ruling of the Internal Revenue Service or a change in law occurring after the issue date of the debt securities of such series.

Concerning the Trustee

        JPMorgan Chase Bank is the trustee under the indenture and has been used as initial security registrar with regard to the notes. In addition, JPMorgan Chase Bank is an affiliate of J.P. Morgan Securities Inc., one of the initial purchasers of the old notes. JPMorgan Chase Bank is also the trustee under the indenture for our 6 3/4% notes due 2008, 6 1/4% notes due 2012 and 7 1/8% notes due 2032. JPMorgan Chase Bank was also one of the lead arrangers and joint bookrunners, and is the administrative agent, in connection with our existing credit facilities.

Transfer and Exchange

        At the option of the holder upon written request, and subject to the terms of the indenture, any new note will be exchangeable at any time into an equal aggregate principal amount of new notes of different authorized denominations provided that any applicable transfer restrictions are satisfied.

        New notes may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) or exchange, at the office of any transfer agent, or the "security registrar," without service charge, but, in the case of a transfer, upon payment of any taxes and other governmental charges as described in the indenture. Any registration of transfer or exchange will be effected upon the transfer agent or the security registrar, as the case may be, being satisfied with the documents of title and identity of the person making the request, and subject to such reasonable regulations as we may from time to time agree upon with the transfer agents and the security registrar, all as described in the indenture. Subject to the applicable transfer restrictions, new notes may be transferred in whole or in part in authorized denominations.

        We have initially appointed the trustee as security registrar and transfer agent, acting through its Corporate Trust Office. We reserve the right to vary or terminate the appointment of the security registrar or of any transfer agent or to appoint additional or other transfer agents or to approve any change in the office through which any security registrar or any transfer agent acts, provided that there will at all times be a security registrar in and a transfer agent in the Borough of Manhattan, the City of New York.

        Exchange of Interests in Global Notes for Certificated Notes.    As long as DTC, or its nominee, is the registered holder of a global note, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the notes represented by such global note for all purposes under the indenture and the notes. Unless DTC notifies us that it is unwilling or unable to continue as depositary for a global note, or ceases to be a "clearing agency" registered under the Securities Exchange Act, or announces an intention permanently to cease doing business or does in fact do so, or an event of default has occurred and is continuing with respect to a registered global note or we at any time in our sole discretion determine that the notes shall no longer be represented by global notes, owners of beneficial interests in a registered global note will not be entitled to have any portions of such registered global note registered in their names, will not receive or be entitled to receive a physical delivery of notes in definitive form and will not be considered the owners or holders of the registered global note (or any notes represented thereby) under the indenture or the notes. In addition, no beneficial owner of an interest in a registered global note will be able to transfer that interest except in accordance with DTC's applicable procedures (in addition to those under the indenture referred to herein). In the event the owners of beneficial interests in a registered global note become entitled to receive notes in certificated form, such notes will be issued only as notes in certificated form in denominations of $1,000 and integral multiples thereof.

Purchase and Cancellation

        We or any of our subsidiaries may at any time and from time to time purchase new notes at any price in the open market or otherwise.

        All notes surrendered for payment, redemption, repurchase, registration of transfer or exchange or conversion shall, if surrendered to any Person other than the trustee, be delivered to the trustee. All notes so delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in lieu of or in exchange for any notes cancelled as provided in the indenture.

Title

        With respect to any new note, we, the trustee, the paying agent and any agent of ours or the trustee may treat the person in whose name such new note is registered as the owner thereof for the purpose of receiving payment thereof and for all purposes whatsoever.

Notices

        Notices to holders of new notes will be given by mail to the addresses of such holders as they appear in the security register. Such notices will be deemed to have been given when mailed.

Replacement of Notes

        New notes that become mutilated, destroyed, stolen or lost will be replaced by us at the expense of the holder upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction thereof satisfactory to us and the trustee.

        In the case of a lost, stolen or destroyed new note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such new note before a replacement new note will be issued.

Depositary Procedures with Respect to Global Notes

        With respect to the global notes, DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the "participants") and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the "indirect participants"). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

        DTC has also advised us that pursuant to procedures established by it, (i) upon deposit of the global notes, DTC will credit the accounts of participants designated by the initial purchasers with portions of the principal amount of the global notes and (ii) ownership of such interests in the global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants with respect to other owners of beneficial interests in the global notes).

        Investors in the global note within the United States may hold their interests therein directly through DTC, if they are participants in such system, or indirectly through organizations (including Euroclear and Clearstream, Luxembourg) that are participants in such system. Investors in the global notes, outside the United States, may hold interests therein through Euroclear or Clearstream, Luxembourg or organizations other than Euroclear and Clearstream, Luxembourg that are participants in the DTC system. Euroclear and Clearstream, Luxembourg will hold interests in any global note on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositaries. The depositaries, in turn, will hold such interests in such global note in customers' securities accounts in the depositaries' names on the books of DTC. All interests in a global note, including those held through Euroclear or Clearstream, Luxembourg, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream, Luxembourg may also be subject to the procedures and requirements of such system.

        The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons may be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a global note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described above under "—Transfer and Exchange," owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the indenture for any purpose.

        DTC has advised us that its current practice, upon receipt of any payment in respect of interests in securities such as the global notes (including principal and interest) held by it or its nominee, is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security such as the global notes as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the new notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the owner of the global notes for all purposes.

        Transfers of beneficial interests in the global note between participants in DTC will be effected in accordance with DTC's procedures, and such beneficial interests will trade in DTC's Settlement System; and consequently, secondary market trading activity in such interests will settle in immediately available funds. Transfers of beneficial interest in the global notes between participants in Euroclear and Clearstream, Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures, whereas cross-market transfers of such interests (including by DTC participants other than Euroclear and Clearstream, Luxembourg) will be subject to considerations described below.

        Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers with respect to the global notes between the participants in DTC, on the one hand, and Euroclear or Clearstream, Luxembourg participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparts in such system. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream, Luxembourg participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream, Luxembourg.

        Because of time zone differences, the securities account of a Euroclear or Clearstream, Luxembourg participant purchasing an interest in a global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream, Luxembourg participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream, Luxembourg) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of interests in a global note by or through a Euroclear or Clearstream, Luxembourg participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day for Euroclear or Clearstream, Luxembourg following DTC's settlement date.

        DTC has advised us that it will take any action permitted to be taken by a holder of new notes only at the direction of one or more participants to whose account with DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the new notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the new notes, DTC reserves the right to exchange the global notes for new notes in certificated form, and to distribute such notes to its participants.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the global notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the trustee nor any of our respective agents will have any responsibility for the performance by DTC, its participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global notes.

Governing Law

        The indenture is, and the new notes will be, governed by and construed in accordance with the laws of the State of New York.

U.S. FEDERAL TAX CONSIDERATIONS

        The following summary describes the material United States federal income tax consequences and, in the case of a holder that is a non-U.S. holder (as defined below), the United States federal estate tax consequences, of purchasing, owning and disposing of the new notes and exchanging the old notes for the new notes.

        This summary deals only with old notes and new notes held as capital assets (generally, investment property) and does not deal with special tax situations such as:

  •
  dealers in securities or currencies;

  •
  traders in securities;

  •
  United States holders (as defined below) whose functional currency is not the United States dollar;

  •
  persons holding old notes or new notes as part of a hedge, straddle, conversion or other integrated transaction;

  •
  certain United States expatriates;

  •
  financial institutions;

  •
  insurance companies; and

  •
  entities that are tax-exempt for United States federal income tax purposes.

        This summary does not discuss all of the aspects of United States federal income and estate taxation that may be relevant to you in light of your particular investment or other circumstances. In addition, this summary does not discuss any United States state or local income or foreign income or other tax consequences. This summary is based on United States federal income and estate tax law, including the provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this prospectus. Subsequent developments in United States federal income and estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the United States federal income and estate tax consequences of purchasing, owning and disposing of new notes and exchanging old notes for new notes as set forth in this summary. Before you purchase new notes or exchange old notes for new notes, you should consult your own tax advisor regarding the particular United States federal, state and local and foreign income and other tax consequences of acquiring, owning and disposing of the new notes and exchanging the old notes for the new notes that may be applicable to you.

United States Holders

        The following summary applies to you only if you are a United States holder (as defined below).

  Definition of a United States Holder

        A "United States holder" is a beneficial owner of old notes or new notes who or which is for United States federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation or partnership (or other entity classified as a corporation or partnership for these purposes) created or organized in or under the laws of the United States or of any political subdivision of the United States, including any State;

  •
  an estate, the income of which is subject to United States federal income taxation regardless of the source of that income; or

  •
  a trust, if, (1) a United States court is able to exercise primary supervision over the trust's administration and one or more United States persons (within the meaning of the Internal Revenue Code) has the authority to control all of the trust's substantial decisions, or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

        If a partnership (or other entity classified as a partnership for United States federal income tax purposes) is the beneficial owner of an old note or a new note, the United States federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding notes or a partner in such a partnership, you should consult your own tax advisors about the United States federal income tax consequences of purchasing, owning and disposing of the new notes and exchanging the old notes for the new notes.

  Exchange of Notes

        The exchange of the old notes for the new notes in the exchange offer will not be a taxable exchange for United States federal income tax purposes and, accordingly, for such purposes a United States holder will not recognize any taxable gain or loss as a result of such exchange and will have the same tax basis and holding period in the new notes as it had in the old notes immediately before the exchange.

  Payments of Interest

        Interest on your new notes will be taxed as ordinary interest income. In addition:

  •
  if you use the cash method of accounting for United States federal income tax purposes, you will have to include the interest on your new notes in your gross income at the time you receive the interest; and

  •
  if you use the accrual method of accounting for United States federal income tax purposes, you will have to include the interest on your new notes in your gross income at the time the interest accrues.

  Market Discount and Bond Premium

        If a United States holder purchases a new note (or purchased the old note for which the new note was exchanged, as the case may be) at a price that is less than its principal amount, the excess of the principal amount over the United States holder's purchase price will be treated as "market discount." However, the market discount will be considered to be zero if it is less than 1/4 of 1% of the principal amount multiplied by the number of complete years to maturity from the date the United States holder purchased the new note or the old note, as the case may be.

        Under the market discount rules of the Internal Revenue Code, a United States holder generally will be required to treat any principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, a new note as ordinary income (generally treated as interest income) to the extent of the market discount which accrued but was not previously included in income. In addition, the United States holder may be required to defer, until the maturity of the new note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the new note (or the old note for which the new note was exchanged, as the case may be). In general, market discount will be considered to accrue ratably during the period from the date of the purchase of the new note (or the old note for which the new note was exchanged, as the case may be) to the maturity date of the new note, unless the United States holder makes an irrevocable election (on an instrument-by-instrument basis) to accrue market discount under a constant yield method. A United States holder of a new note may elect to include market discount in income currently as it accrues (under either a ratable or constant yield method), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the new note and upon the receipt of certain payments and the deferral of interest deductions will not apply. The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service.

        If a United States holder purchases a new note (or purchased the old note for which the new note was exchanged, as the case may be) for an amount in excess of the amount payable at maturity of the new note, the United States holder will be considered to have purchased the new note (or the old note) with "bond premium" equal to the excess of the United States holder's purchase price over the amount payable at maturity (or on an earlier call date if it results in a smaller amortizable bond premium). A United States holder of a new note may elect to amortize the premium using a constant yield method over the remaining term of the new note (or until an earlier call date, as applicable). The amortized amount of the premium for a taxable year generally will be treated first as a reduction of interest on the new note included in such taxable year to the extent thereof, then as a deduction allowed in such taxable year to the extent of the United States holder's prior interest inclusions on the new note, and finally as a carryforward allowable against the United States holder's future interest inclusions on the new note. The election, once made, is irrevocable without the consent of the Internal Revenue Service and applies to all taxable bonds held during the taxable year for which the election is made or subsequently acquired.

  Sale or Other Disposition of Notes

        Your tax basis in your new notes generally will be their cost (in the case of new notes acquired in exchange for old notes, the tax basis of such old notes, as discussed above under "Exchange of Notes"), increased by the amount of any market discount with respect to your new notes previously included in your gross income, and reduced by the amount of any amortizable bond premium applied to reduce, or allowed as a deduction against, interest on your new notes. You generally will recognize taxable gain or loss when you sell or otherwise dispose of your new notes equal to the difference, if any, between:

  •
  the amount realized on the sale or other disposition (less any amount attributable to accrued interest, which will be taxable in the manner described under "U.S. Federal Tax Considerations-United States Holders-Payments of Interest"); and

  •
  your tax basis in the new notes.

        Your gain or loss generally will be capital gain or loss except with respect to amounts received upon a disposition attributable to accrued market discount not previously included in income, which will be taxable as ordinary income. Any capital gain or loss will be long-term capital gain or loss if at the time of the sale or other disposition you have held the new notes for more than one year (taking into account, for this purpose, in the case of new notes received in exchange for old notes in the exchange offer, the period of time that the old notes were held). Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income. If you are a non-corporate United States holder, your long-term capital gain generally will be subject to a maximum tax rate of 15%, which maximum tax rate will increase to 20% for dispositions occurring during taxable years beginning on or after January 1, 2009.

  Backup Withholding

        In general, "backup withholding" at a rate of up to 28% (which rate will increase to 31% for taxable years beginning on or after January 1, 2011) may apply:

  •
  to any payments made to you of principal of and interest on your new note; and

  •
  to payment of the proceeds of a sale or other disposition of your new note before maturity,

if you are a non-corporate United States holder and fail to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules.

        The backup withholding tax is not an additional tax and may be credited against your United States federal income tax liability, provided that correct information is provided to the Internal Revenue Service.

Non-U.S. Holders

        The following summary applies to you if you are a beneficial owner of a new note who or which is not a United States holder (as defined above) (a "non-U.S. holder"). An individual may, subject to exceptions, be deemed to be a resident alien, as opposed to a non-resident alien, by among other ways being present in the United States:

  •
  on at least 31 days in the calendar year; and

  •
  for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year.

        Resident aliens are subject to United States federal income tax as if they were United States citizens.

  United States Federal Withholding Tax

        Under current United States federal income tax laws, and subject to the discussion below, United States federal withholding tax will not apply to payments by us or our paying agent (in its capacity as such) of principal and interest on your new notes under the "portfolio interest" exception of the Internal Revenue Code, provided that in the case of interest:

  •
  you do not, directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder;

  •
  you are not (i) a controlled foreign corporation for United States federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Internal Revenue Code); or (ii) a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code;

  •
  such interest is not effectively connected with your conduct of a United States trade or business; and

  •
  you provide a signed written statement, on an Internal Revenue Service Form W-8BEN (or other applicable form) which can reliably be related to you, certifying under penalties of perjury that you are not a United States person within the meaning of the Internal Revenue Code and providing your name and address to:

  (A)
  us or our paying agent; or

    (B)
    a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds your new notes on your behalf and that certifies to us or our paying agent under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your signed, written statement and provides us or our paying agent with a copy of this statement.

The applicable Treasury regulations provide alternative methods for satisfying the certification requirement described in this section. In addition, under these Treasury regulations:

  •
  if you are a foreign partnership, the certification requirement will generally apply to partners in you, and you will be required to provide certain information;

  •
  if you are a foreign trust, the certification requirement will generally be applied to you or your beneficial owners depending on whether you are a "foreign complex trust," "foreign simple trust," or "foreign grantor trust" as defined in the Treasury regulations; and

  •
  look-through rules will apply for tiered partnerships, foreign simple trusts and foreign grantor trusts.

        If you are a foreign partnership or a foreign trust, you should consult your own tax advisor regarding your status under these Treasury regulations and the certification requirements applicable to you.

        If you cannot satisfy the requirements of the "portfolio interest" exception described above, payments of interest made to you will be subject to 30% United States federal withholding tax unless you provide us or our paying agent with a properly executed (1) Internal Revenue Service Form W-8ECI (or other applicable form) stating that interest paid on your new notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States, or (2) Internal Revenue Service Form W-8BEN (or other applicable form) claiming an exemption from or reduction in this withholding tax under an applicable income tax treaty.

  United States Federal Income Tax

        Except for the possible application of United States withholding tax (see "United States Federal Tax Considerations-Non-U.S. Holders-United States Federal Withholding Tax" above) and backup withholding tax (see "U.S. Federal Tax Considerations-Non-U.S. Holders-Backup Withholding and Information Reporting" below), you generally will not have to pay United States federal income tax on payments of principal of and interest on your new notes, or on any gain or accrued interest realized from the sale, redemption, retirement at maturity or other disposition of your new notes unless:

  •
  in the case of interest payments or disposition proceeds representing accrued interest, you cannot satisfy the requirements of the "portfolio interest" exception described above;

  •
  in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of your new notes, and specific other conditions are met; or

  •
  the interest or gain is effectively connected with your conduct of a United States trade or business and, if an income tax treaty applies, is generally attributable to a United States "permanent establishment" maintained by you.

        If you are engaged in a trade or business in the United States and interest or gain in respect of your new notes is effectively connected with the conduct of your trade or business and, if an income tax treaty applies, you maintain a United States "permanent establishment" to which the interest or gain is generally attributable, you may be subject to United States income tax on a net basis on the interest or gain (although interest is exempt from the withholding tax discussed in the preceding paragraphs provided that you provide a properly executed Internal Revenue Service W-8ECI (or other applicable form) on or before any payment date to claim the exemption).

        In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under a United States income tax treaty with your country of residence. For this purpose, you must include interest or gain on your new notes in the earnings and profits subject to the branch tax if these amounts are effectively connected with the conduct of your United States trade or business.

  United States Federal Estate Tax

        If you are an individual and are not a United States citizen or a resident of the United States (as specially defined for United States federal estate tax purposes) at the time of your death, your new notes will generally not be subject to the United States federal estate tax, unless, at the time of your death:

  •
  you directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder; or

  •
  your interest on your new notes is effectively connected with your conduct of a United States trade or business.

  Backup Withholding and Information Reporting

        Under current Treasury regulations, backup withholding and information reporting will not apply to payments made by us or our paying agent (in its capacity as such) to you if you have provided the required certification that you are a non-U.S. holder as described in "U.S. Tax Considerations—Non-U.S. Holders—United States Federal Withholding Tax" above, and provided that neither we nor our paying agent has actual knowledge that you are a United States holder (as described in "U.S. Tax Considerations—United States Holders" above). We or our paying agent may, however, report payments of interest on the new notes.

        The gross proceeds from the disposition of your new notes may be subject to information reporting and backup withholding tax at a rate of up to 28% (which rate will increase to 31% for taxable years beginning on or after January 1, 2011). If you sell your new notes outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your new notes through a non-U.S. office of a broker that:

  •
  is a United States person (as defined in the Internal Revenue Code);

  •
  derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

  •
  is a "controlled foreign corporation" for U.S. federal income tax purposes; or

  •
  is a foreign partnership, if at any time during its tax year:

  •
  one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership; or

  •
  the foreign partnership is engaged in a U.S. trade or business;

unless the broker has documentary evidence in its files that you are a non-U.S. person and certain other conditions are met or you otherwise establish an exemption. If you receive payments of the proceeds of a sale of your new notes to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you provide a Form W-8BEN certifying that you are a non-U.S. person or you otherwise establish an exemption.

        You should consult your own tax advisor regarding application of backup withholding in your particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

VALIDITY OF THE NEW NOTES

        The validity and enforceability of the new notes will be passed upon for us by Douglas E. Scott, Esq., Senior Vice President, General Counsel and Secretary of SAIC, San Diego, California. As of October 6, 2003, Mr. Scott owned of record 59,903 shares of Class A common stock of SAIC, beneficially owned a total of 19,698 shares through our retirement plans, had the right to acquire an additional 62,000 shares pursuant to vested stock options and upon future vesting, will have a right to acquire an additional 118,000 shares pursuant to previously granted stock options.

EXPERTS

        The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from SAIC's Annual Report on Form 10-K for the year ended January 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which contains an explanatory paragraph related to SAIC's change in its method of accounting for goodwill and intangible assets to conform with Statement of Financial Accounting Standards No. 142 and its change in its method for accounting for derivative instruments and hedging activities to conform with Statement of Financial Accounting Standards No. 133, as amended) which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus together with any resale of those new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in the resales of new notes received in exchange for old notes where those old notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of up to 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests it in the letter of transmittal for use in any such resale.

        We will not receive any proceeds from any sale of new notes by broker-dealers or any other persons. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that of those new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreement and will indemnify the holders of old notes including any broker-dealers, and certain parties related to such holders, against certain types of liabilities, including liabilities under the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the information reporting requirements of the Securities Exchange Act, and accordingly we file periodic reports, proxy statements and other information with the SEC. Reports, proxy statements and other information that we file with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330. You may also obtain copies of periodic reports, proxy statements and other information at prescribed rates by writing to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. This information may also be accessed electronically by means of the SEC's home page on the Internet (http://www.sec.gov).

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We have elected to incorporate by reference information into this prospectus. By incorporating by reference, we can disclose important information to you by referring to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except as described in the following sentence. Any statement in this prospectus or in any document which is incorporated or deemed to be incorporated by reference in this prospectus will be deemed to have been modified or superseded to the extent that a statement contained in this prospectus or any document that we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed to be a part of this prospectus except as so modified or superseded.

        This prospectus incorporates by reference the following documents that we have previously filed with the SEC:

  •
  FY03 10-K, including those portions of our Definitive Proxy Statement, filed on May 28, 2003, specifically incorporated by reference into our FY03 10-K;

  •
  Quarterly Reports on Form 10-Q for the three months ended April 30, 2003, filed on June 13, 2003 ("April 30, 2003 10-Q") and for the three months ended July 31, 2003, filed on September 12, 2003 ("July 31, 2003 10-Q"); and

  •
  Current Reports on Form 8-K filed on April 8, 2003, April 14, 2003, June 17, 2003, June 18, 2003, June 20, 2003, July 14, 2003, September 15, 2003, October 7, 2003 and October 14, 2003 (excluding the information furnished under Item 12 and the press release included under Item 7 of the Form 8-Ks dated June 17, 2003 and September 15, 2003, which portions were furnished and not filed with the SEC).

        We are also incorporating by reference all other reports that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and before the termination of this offering.

        We will provide without charge to each person to whom a copy of this prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents which have been or may be incorporated in this prospectus by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in any such documents). Requests for such copies should be directed to Science Applications International Corporation, 10260 Campus Point Drive, San Diego, California 92121, Attention: Corporate Secretary (telephone: (858) 826-6000).

        TO OBTAIN TIMELY DELIVERY OF THESE MATERIALS, YOU MUST REQUEST THE INFORMATION NO LATER THAN                            , 2003, WHICH IS FIVE BUSINESS DAYS BEFORE THE EXPIRATION OF THE EXCHANGE OFFER.

        We have filed a Registration Statement on Form S-4 to register with the SEC the new notes to be issued in exchange for the old notes. This prospectus is part of that Registration Statement.

        We have not authorized anyone to give you any information or to make any representations about the transactions we discuss in this prospectus other than those contained herein. If you are given any information or representations about these matters that is not discussed, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of any offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The information contained in this prospectus is current only as of the date on the cover page of this prospectus. The delivery of this prospectus offered hereby does not, under any circumstances, mean that there has not been a change in our affairs since the date hereof. It also does not mean that the information in this prospectus is correct after that date.

$300,000,000

Science Applications International Corporation

Offer to exchange all of our outstanding
$300,000,000 5 1/2% Notes due 2033

FOR

$300,000,000 5 1/2% Notes due 2033
Registered under the Securities Act of 1933

PROSPECTUS

            , 2003

PART II

Information Not Required In Prospectus

Item 20. Indemnification of Directors and Officers

        Section 102 of the General Corporation Law of the State of Delaware ("GCL") allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit. The Registrant's Restated Certificate of Incorporation, a copy of which is filed as an exhibit to this Registration Statement, contains a provision which eliminates directors' personal liability as set forth above.

        Article FIFTEENTH of the Registrant's Restated Certificate of Incorporation provides in effect that the Registrant shall indemnify its directors and elected and appointed officers to the fullest extent authorized or permitted by the GCL and authorizes the Board of Directors of the Registrant to provide similar indemnification rights to employees and agents of the Registrant. The indemnification rights provided by Article FIFTEENTH shall continue as to a person who has ceased to be a director or officer of the Registrant and shall inure to the benefit of his or her heirs, executors and administrators. The right to indemnification includes the right to be paid by the Registrant the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. The rights to indemnification and advancement of expenses contained in Article FIFTEENTH are not exclusive of any rights which an indemnified person may have or hereafter acquire under the Restated Certificate of Incorporation or bylaws of the Registrant, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

        Section 145 of the GCL provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances. Subsection (a) of Section 145 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no cause to believe his or her conduct was unlawful.

        Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

        Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

        The Registrant also has directors and officers liability insurance with policy limits of $100 million, under which directors and officers of the Registrant are insured against certain liabilities which they may incur in such capacities.

Item 21. Exhibits and Financial Statement Schedules

Exhibit Number	Description Of Exhibits	Incorporated By Reference From
1(a)	Purchase Agreement dated as of June 16, 2003 between the Registrant and J.P. Morgan Securities Inc., as representative for the initial purchasers.	Exhibit 1.1 to the Registrant's Current Report on Form 8-K filed June 20, 2003 with the SEC.
3(a)	Restated Certificate of Incorporation.	Exhibit 3.1 to Registrant's Post-Effective Amendment No.2 to Form 8-A as filed September 13, 1999 with the SEC.
3(b)	Bylaws as amended through January 14, 2000.	Exhibit 3(b) to Registrant's Annual Report on Form 10-K for the fiscal year ended January 31, 2000.
4(a)	Registration Rights Agreement, dated June 19, 2003 among the Registrant and initial purchasers named therein.	Exhibit 4.1 to the Registrant's Current Report on Form 8-K filed June 20, 2003 with the SEC.
4(b)	Indenture, dated June 28, 2002 between the Registrant and JPMorgan Chase Bank, as trustee.	Exhibit 4.2 to Registrant's Current Report on Form 8-K filed July 3, 2002 with the SEC.
4(c)	Form of 5 1/2% Notes Due 2033 (Rule 144A).	Exhibit 4.3 to the Registrant's Current Report on Form 8-K filed June 20, 2003 with the SEC.
4(d)	Form of 5 1/2% Notes Due 2033 (Regulation S).	Exhibit 4.4 to the Registrant's Current Report on Form 8-K filed June 20, 2003 with the SEC.
4(e)*	Form of New 5 1/2% Notes Due 2033
5(a)*	Opinion of Douglas E. Scott, Esq.

10(h)
	Credit Agreement (364-Day Facility) dated as of July 31, 2002, with JP Morgan Chase Bank, as administrative agent, Citicorp USA, Inc., as syndication agent, J.P. Morgan Securities Inc. and Salomon Smith Barney Inc. as joint bookrunners and co-lead arrangers and certain other financial institutions	Exhibit 10.1 to Registrant's Current Report on Form 8-K filed on August 6, 2002.
10(i)
	Amended and Restated Credit Agreement (Multi-Year Facility) dated as of April 28, 2003, with JP Morgan Chase Bank, as administrative agent, Citicorp USA, Inc., as syndication agent, J.P. Morgan Securities Inc. and Salomon Smith Barney Inc. as joint bookrunners and co-lead arrangers and certain other financial institutions	Exhibit 10.1 to Registrant's Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2003 as filed on June 13, 2003 with the SEC
10(j)
	Amendment to Credit Agreement (364-Day Facility) dated July 30, 2003, with JPMorgan Chase Bank as administrative agent, Citicorp USA, Inc. as syndication agent, Morgan Stanley Bank, Wachovia Bank, N.A. and The Royal Bank of Scotland plc, as co-documentation agents and certain other financial institutions	Exhibit 10(j) to Registrant's Post-Effective Amendment to Form S-4 as filed August 27, 2003 with the SEC
12*	Statement regarding calculation of ratio of earnings to fixed charges.
21	List of significant Subsidiaries.	Exhibit 21 to the Registrant's annual report on Form 10-K for the fiscal year ended January 31, 2003, filed April 11, 2003 is incorporated by reference.
23(a)**	Consent of Deloitte & Touche LLP.
23(b)**	Consent of Douglas E. Scott, Esq.
24*	Power of Attorney (included on signature page).
25*	Form T-1 statement of eligibility under the Trust Indenture Act of 1939 of JPMorgan Chase Bank as trustee.
99(a)*	Form of Letter of Transmittal.
99(b)*	Form of Notice of Guaranteed Delivery.
99(c)*	Form of Exchange Agent Agreement.

*
Previously filed.
**
Filed herewith.

Item 22. Undertakings

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)   That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This undertaking also includes documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Diego, State of California on November 12, 2003.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

By:	/s/ D.E. SCOTT D.E. Scott Senior Vice President General Counsel and Secretary

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

* J. R. Beyster	Chairman of the Board	November 12, 2003
/s/ K.C. DAHLBERG K.C. Dahlberg	Principal Executive Officer and Director	November 12, 2003
* T. E. Darcy	Principal Financial Officer	November 12, 2003
* P. N. Pavlics	Principal Accounting Officer	November 12, 2003
* D. P. Andrews	Director	November 12, 2003
* W.H. Demisch	Director	November 12, 2003
* M.J. Desch	Director	November 12, 2003
* W.A. Downing	Director	November 12, 2003
* J.A. Drummond	Director	November 12, 2003
* D.H. Foley	Director	November 12, 2003
J.E. Glancy	Director

* A.K. Jones	Director	November 12, 2003
* H.M.J. Kraemer, Jr.	Director	November 12, 2003
* C.B. Malone	Director	November 12, 2003
* S.D. Rockwood	Director	November 12, 2003
* E.J. Sanderson, Jr.	Director	November 12, 2003
* R. Snyderman	Director	November 12, 2003
* M.E. Trout	Director	November 12, 2003
* R.I. Walker	Director	November 12, 2003
* J.P. Walkush	Director	November 12, 2003
* J.H. Warner, Jr.	Director	November 12, 2003
* A.T. Young	Director	November 12, 2003
*	/s/ D.E. SCOTT D.E. Scott, as attorney-in-fact

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TABLE OF CONTENTS
NOTICE TO NEW HAMPSHIRE RESIDENTS
PROSPECTUS SUMMARY
SAIC
The Exchange Offer
The New Notes
Summary Selected Financial Information
Ratio of Earnings to Fixed Charges
RISK FACTORS
FORWARD-LOOKING STATEMENTS
THE EXCHANGE OFFER
NO CASH PROCEEDS
DESCRIPTION OF CERTAIN INDEBTEDNESS
DESCRIPTION OF NEW NOTES
U.S. FEDERAL TAX CONSIDERATIONS
VALIDITY OF THE NEW NOTES
EXPERTS
PLAN OF DISTRIBUTION
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
PART II Information Not Required In Prospectus
  Item 20. Indemnification of Directors and Officers
  Item 21. Exhibits and Financial Statement Schedules
  Item 22. Undertakings
SIGNATURES